FOR IMMEDIATE RELEASE                 MEDIA CONTACTS: Steve Bauer
06/30/99                                              (630) 512-8264
			                                                   steve.bauer@tellabs.com

                  TELLABS TO ACQUIRE NETCORE SYSTEMS

  Deal Accelerates Tellabs' Strength in Helping Service Providers Build
                 Next-Generation, Multiservice Networks

LISLE, Ill. -- Tellabs and NetCore Systems, Inc. today announced an agreement for Tellabs to acquire the Wilmington, Mass.-based developer of innovative carrier-class IP routing and ATM switching solutions for the new public network.

The all-stock deal is valued at about $575 million. It is anticipated that the effect on earnings per share will be one to two cents dilutive in 1999, with a neutral to slightly accretive effect in the year 2000.

The acquisition of privately held NetCore will accelerate Tellabs' ability to help service providers build the new public network -- a next-generation, multiservice network that integrates data, voice and video.

NetCore's Everest Integrated Switch combines IP routing and ATM switching into a single multi-layer device. This unique switch/router reduces network cost and complexity and will help carriers provide Internet, virtual private network (VPN) and other business-class services on a single platform.

NetCore's technology will complement Tellabs' line of optical networking, managed access and transport systems to accelerate delivery of a broad range of multiservice IP- and ATM-based solutions.

"We're pleased to become part of an industry-leading company in the development of the new public network," said Ashraf Dahod, president and CEO of NetCore Systems. "We believe that Tellabs has the ability to take this technology and lead the evolution of converged networks to deliver a complete solution for g1obal customers."

Brian J. Jackman, president of Global Systems and Technology at Tellabs, said, "NetCore's strengths in core IP routing, ATM switching and advanced IP/ATM integration will complement and expand Tellabs' expertise. This will help us deliver the right products and technology for major carriers who are committed to offering a full suite of services over an integrated multiservice network."

With the addition of NetCore -- and recent announcements of the TITAN (a registered trademark of Tellabs Operations, Inc.) 6100 optical transport system, the AN2100 Gateway Exchange (a trademark of Tellabs Operations, Inc.) and the TITAN 6500 multiservice transport switch -- Tellabs is positioned to help carriers build next-generation packet and cell-based networks that provide unmatched reliability and quality of service (QoS) capabilities.

The agreement covers NetCore's 85 employees, including more than 60 engineers, at their Wilmington, Mass. headquarters and Atlanta and Denver sales offices.

Tellabs designs, manufactures, markets and services data, voice and video transport and network access systems. The company's products are used worldwide by the providers of communications services. Tellabs stock is listed on the Nasdaq Stock Market (TLAB).
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NOTE TO INVESTORS:

Replay of Analyst Teleconference Wednesday, June 30, 1999

At approximately 7:30 a.m., Chicago time, Wednesday, 06/30/99, Tellabs will host a teleconference with financial analysts to discuss the transaction. Interested investors will be able to listen to a taped replay of the teleconference beginning at approximately 9:30 a.m., Chicago time, Tuesday. This replay will be available for 48 hours.

To listen to the pre-recorded teleconference: Call toll-free 1-800-633-8284.

    When prompted, enter the Tellabs reservation number 12673295.

    For more information: Call Tom Scottino at 630-378-7504.


This news release contains forward-looking statements that involve risks and uncertainties. Actual results, including, the level of earnings and the success of the acquisition, may differ from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with acquisitions, diversion of management's attention, risks of entering new markets, competitive response, and a downturn in the telecommunications industry.
For a more detailed description of the risk factors, please refer to the company's SEC filings.